UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2016

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2231 Rutherford Rd. Suite 200
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 438-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A (this “Amendment No. 1”) is an amendment to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2016 (the “Original Filing”). The sole purpose of this Amendment No. 1 is to file a corrected copy of Exhibit 10.1. Specifically, Exhibit A to Exhibit 10.1 to the Original Filing did not show the amendments made to the loan and security agreement effected by the first amendment thereto that was reported in the Original Filing.

Other than as described above, this Amendment No. 1 does not modify or update any disclosures in or exhibits to the Original Filing. This Amendment No. 1 speaks as of the filing date of the Original Filing, does not reflect any events that may have occurred subsequent to such date, and does not modify or update in any way disclosures made in the Original Filing except as stated above.

Item 1.01. Entry into a Material Definitive Agreement.

On March 10, 2016, we entered into an amendment (the “Amendment”) to the loan and security agreement that we entered into with East West Bank, or the lender, on April 14, 2015. The loan and security agreement as amended by the Amendment is referred to as the “Amended Loan Agreement.”

Under the original terms of the loan and security agreement, we could request advances in an aggregate outstanding amount at any time up to the lesser of (a) $7,500,000, which we refer to as the revolving line, or (b) an amount equal to our borrowing base, in each case, less the aggregate outstanding principal amount of prior advances. Under the Amended Loan Agreement, through March 31, 2017, we may request advances in an aggregate outstanding amount at any time up to the lesser of (a) the revolving line or (b) the sum of $2,000,000 (which we refer to as the “sublimit”) plus the amount equal to our borrowing base, in each case, less the aggregate outstanding principal amount of prior advances. On March 31, 2017, the sublimit becomes zero. If the aggregate amount of advances as of March 31, 2017 exceeds the lesser of the revolving line or the amount equal to our borrowing base, then we must pay the lender the amount of such excess.

Other changes to the original terms of the loan and security agreement made under the Amendment are:

●	Under the original terms of the loan and security agreement, our borrowing base was, as of the date of determination, an amount equal to the product of: (a) the average monthly recurring revenue for the immediately preceding three months; times (b) one plus our average churn rate for the immediately preceding three months (not to exceed zero); times (c) 300%. The manner in which our borrowing base is determined is unchanged under the Amendment, except that our monthly recurring revenue is limited to all recurring subscription revenue attributable to software that we sold or licensed and all recurring revenue relating to services we delivered and 50% of all revenue attributable to our “Stump” product line.

●	All advances under the revolving line are due on December 31, 2017 as opposed to April 14, 2018 as was the case under the original terms.

●	On or before March 31, 2017, advances will bear interest, at our option, at the rate of either (A) a variable rate per annum equal to the prime rate as set forth in The Wall Street Journal plus 2.75%, up from 1.25% under the original terms, or (B) at a fixed rate per annum equal to the LIBOR Rate for the interest period for the advance plus 5.50%, up from 4.00% under the original terms. After March 31, 2017, the interest rates will revert to their original terms.

●	Our financial covenants with respect to our minimum adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, changed from a six-month measurement period to a three-month measurement period, beginning with the three month period ending March 31, 2016, and, accordingly, the minimum adjusted EBITDA targets we are required to achieve over each of the three month measurement periods were changed.

●	The Amendment provides for two additional financial covenants: (a) that we maintain a balance on deposit with the lender equal to (i) on March 31, 2017, 100% of the aggregate outstanding principal amount of the advances at such time, and (ii) at all times after March 31, 2017, an amount determined by the lender based on our 2017 financial projections; and (b) that the sum of (i) the aggregate amount of unrestricted cash that we hold in accounts maintained with the lender and (ii) the amount available to us under the Amended Loan Agreement be not less than $2,000,000.

●	The aggregate amount that we owe under our current credit facility with our equipment lender at any time is no longer limited to $2,500,000.

●	With the lender’s consent, we may incur additional indebtedness with other equipment lenders of up to $2,000,000 in the aggregate for equipment financing.

Under the Amendment, the lender also waived an event of default that occurred because we did not achieve the specified churn rate required under the loan and security agreement for the month ended January 31, 2016.

We will continue to use the proceeds received under the Amended Loan Agreement to fund strategic growth initiatives and as general working capital.

We issued a press release announcing our entry into the Amendment, a copy of which is filed as Exhibit 99.1 and is hereby incorporated by reference in its entirety.

The foregoing summary description of the Amended Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Loan Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

See Item 1.01 above, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	First Amendment to the Loan and Security Agreement and Waiver by and between East West Bank and NTN Buzztime, Inc. dated March 10, 2016.

99.1	Press Release of NTN Buzztime, Inc. dated March 10, 2016 (announcement of First Amendment to the Loan and Security Agreement and Waiver dated March 10, 2016 by and between East West Bank and NTN Buzztime, Inc.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

BY:	/s/ Allen Wolff
Allen Wolff
Chief Financial Officer

Date: March 14, 2016